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The Following joint press release was issued by GB Holdings, Inc. and Atlantic
Coast Entertainment Holdings, Inc.

July 22, 2004

CONTACT: Douglas S. Niethold, Vice President of Finance, Sands Hotel and Casino 609-441-4432
          dniethold@sandsac.com

 ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. ANNOUNCES CONSUMMATION OF EXCHANGE
                         OFFER AND RELATED TRANSACTIONS



ATLANTIC CITY, NEW JERSEY - Atlantic Coast Entertainment Holdings, Inc. ("Atlantic Holdings"), a subsidiary of Greate Bay Hotel and Casino, Inc. which is a subsidiary of GB Holdings, Inc. (Amex: GBH) (the "Company") and which owns and operates The Sands Hotel and Casino in Atlantic City, announced that, today, at 12:01 a.m., New York City time, its Consent Solicitation and Offer to Exchange, in which it offered to exchange its 3% Notes due 2008 for the 11% Notes due 2005, issued by GB Property Funding Corp., expired and $66,169,970 principal amount of the 11% Notes, representing 60.2% of the outstanding 11% Notes, were tendered to Atlantic Holdings for exchange. Upon the expiration of the Consent Solicitation and Offer to Exchange, the Company consummated a series of transactions which resulted in the transfer of the assets of The Sands Hotel and Casino to Atlantic Holdings' subsidiary ACE Gaming, LLC, and the mergers of the Company, GB Property Funding Corp. and Greate Bay Hotel and Casino, Inc. with the Company as the surviving corporation.

Also, the Company fixed July 23, 2004 as the payment date for the distribution (the "Distribution"), on a pro rata basis, to the stockholders of record of the Company on July 22, 2004 (the "Record Date"), of 10,000,000 warrants, which under certain conditions will allow the holders to purchase an aggregate of 2,750,000 shares of common stock of Atlantic Holdings, at a purchase price of $.01 per share, representing 27.5% of the outstanding common stock of Atlantic Holdings, on a fully diluted basis, which is equivalent to a dividend of 1 warrant to purchase .275 shares of common stock of Atlantic Holdings for every 1 share of common stock of the Company.

Certain information included in this press release contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. For more information regarding the Company and Atlantic Holdings and the risks applicable to its and their business, please review the filings of the Company and Atlantic Holdings with the SEC, including the Company's reports on Forms 10-K and 10-Q.